Exhibit 10.51

MATSON, INC.

DEFERRED COMPENSATION PLAN

Amended and Restated Effective February 28, 2013

I.             PURPOSE.  Pursuant to a corporate reorganization, Alexander & Baldwin, Inc. became a wholly-owned subsidiary of Alexander & Baldwin Holdings, Inc. (“Holdings”) and Holdings assumed all the liabilities under the Alexander & Baldwin, Inc. Deferred Compensation Plan.  On the Distribution Date (as defined below), Holdings effected a spin-off distribution of its wholly-owned subsidiary A & B II, Inc., renamed Alexander & Baldwin, Inc. (“New A&B”) by distributing all of Holdings outstanding common stock in New A&B to Holdings shareholders (the “New A&B Distribution”); Holdings was renamed Matson, Inc. (the “Company”) and New A&B assumed that portion of the liabilities under the Plan attributable to “New A&B Participants” (as defined in the Employee Matters Agreement by and between the Company and New A&B dated as of June 8, 2012).  As plan sponsor, Holdings adopted the amended, renamed and restated Matson, Inc. Deferred Compensation Plan effective as of the Distribution Date to provide participants in the Company’s Bonus Plan with the opportunity to defer payment of awards under the Bonus Plan for a period extending until retirement or other termination of employment or until the expiration of the specific term (at least one full year in duration) elected by the participant.  The Company hereby amends and restates the Plan effective as of February 28, 2013 (the “Effective Date”).

The Plan is intended to be exempt from the participation, vesting, funding and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

II.            DEFINITIONS.  For purposes of this Plan, the following definitions shall be in effect:

Board shall mean the Company’s Board of Directors.

Bonus Plan shall mean the Matson, Inc. Cash Incentive Plan, which replaced the Three-Year Performance Improvement Incentive Plan and the One-Year Performance Improvement Incentive Plan.

Change In Control shall mean a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as defined in Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

Code shall mean the Internal Revenue Code of 1986, as amended.

Common Stock shall mean shares of the Company’s common stock.

Distribution Date shall mean June 29, 2012, or such later date as Holdings distributes its interest in New A&B to Holdings’ shareholders.

Employer shall mean the Company or the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom the Company would be considered a single employer under Section 414(b) of the Code; provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) or (c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.

Fair Market Value shall, with respect to the per share valuation of the Common Stock on any relevant date, be the mean between the highest and lowest selling prices per share of Common Stock on such date, as quoted on the Nasdaq National Market or the NYSE (or any successor system), as applicable.  Should the Common Stock become traded on a national securities exchange, then the Fair Market Value per share shall be the mean between the highest and lowest selling prices on such exchange on the date in question, as such prices are quoted on the composite tape of transactions on such exchange.  If there is no reported sale of Common Stock on the Nasdaq National Market or the NYSE (or any successor system), as applicable, on the date in question, then the Fair Market Value shall be the mean between the highest and lowest selling prices on the Nasdaq National Market or the NYSE (or any successor system), as applicable, on the last preceding date for which such quotation exists.

Identification Date shall mean each December 31.

Key Employee shall mean a participant who, on an Identification Date, is:

(a)           An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date;

(b)           A five percent owner of the Company; or

(c)           A one percent owner of the Company having annual compensation from the Company of more than $150,000.

If a participant is identified as a Key Employee on an Identification Date, then such participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31. For purposes of  determining whether a participant is a Key Employee, the “Company” shall mean the Company and its affiliates that are treated as a single employer under Section 414(b) or

(c) of the Code, and for purposes of determining whether a participant is a Key Employee, Treasury Regulation § 1.415(c)-2(d)(4) shall be used to calculate compensation.

Permanent Disability shall mean the inability of the participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Plan Administrator shall mean the Administrative Committee appointed by the Board (or such other committee as the Board may appoint from time to time).

Retirement shall mean (i) the participant’s termination of employment on or after attainment of age sixty-five (65) or (ii) the participant’s early retirement, with the prior approval of the Company (or parent or subsidiary employing participant), on or after attainment of age fifty-five (55) and completion of at least five (5) years of service.

Separation from Service shall mean termination of employment with the Employer, other than due to death.  A participant shall be deemed to have experienced a Separation from Service if the participant’s service with the Employer is reduced to an annual rate that is less than fifty percent of the services rendered, on average, during the immediately preceding three full years of employment with the Employer (or if employed by the Employer less than three years, such lesser period).

III.          ADMINISTRATION.  The Plan Administrator shall administer the Plan and shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration and to make such determinations under, and issue such interpretations of, the Plan as it may deem necessary or advisable, in its sole discretion.  Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

IV.          DEFERRAL ELECTION.  An individual selected for participation in the Bonus Plan may elect to defer, for the period of time described below (“Deferral Period”), all or part of his/her award(s) under the Bonus Plan.  Any such election (“Deferral Election”) must be made in accordance with the following provisions:

1.             Deferral Election Procedure.  In December of each calendar year, the Plan Administrator will send to each individual selected for participation in the upcoming performance cycle under the Bonus Plan an election form whereby such individual may elect to defer the payment of all or part of any award made to him/her for the upcoming performance cycle under the Bonus Plan.  The Deferral Election form must be executed by the participant and delivered to the Plan Administrator before the beginning of the particular performance cycle under the Bonus Plan to which such election relates.

2.             Deferral Period.  The Deferral Period shall extend until the date the participant experiences a Separation from Service.  At the time the Deferral Election form is filed, the participant shall specify the date or dates following his/her Separation from Service on which payments of the deferred award are to be made.  Once specified, such payment schedule cannot be changed.  Notwithstanding the foregoing, prior to January 1, 2005, participants could elect a payment date preceding the participant’s Separation from Service, and any such election applicable to compensation that was earned and vested prior to January 1, 2005, shall continue to be effective on and after January 1, 2005, with respect to the compensation deferred under such election and all interest or dividend equivalents credited to such compensation.

3.             Minimum Deferral Amount.  A participant may elect to defer all or any portion of his/her award under the Bonus Plan (with the balance to be paid currently, i.e., on a non-deferred basis), provided the amount to be so deferred is at least Two Thousand Dollars ($2,000.00).  The portion of each award which is to be deferred pursuant to such election shall be credited to a separate account (“Deferred Compensation Account”) maintained for the participant on the Employer’s books.  The credit to such book account shall be made at the time the award otherwise would be payable to the participant under the Bonus Plan in the absence of his/her Deferral Election.

V.            CONVERSION ELECTION - COMMON STOCK-EQUIVALENT UNITS.  Subject to the provisions stated below and pursuant to procedures determined by the Plan Administrator or by the committee or individual(s) to which such authority is delegated, the participant may make an election (“Conversion Election”) to have all or any portion of his/her award under the Bonus Plan that is credited to his/her Deferred Compensation Account, converted into Common Stock-equivalent units which will be valued from time to time during the Deferral Period on the basis of the Fair Market Value of the Common Stock.

1.             Timing of Conversion Election.  Conversion Elections shall be made at the time the applicable Bonus Plan awards are determined.

2.             Limitation on Conversion Election.  The Conversion Election shall be subject to the following limitations:

(i)            The portion of the award which may be converted into Common Stock-equivalent units shall not exceed fifty percent (50%) of the total dollar amount of such award, including the portion of such award payable currently and the portion deferred under this Plan, and

(ii)           The dollar value of the Bonus Plan award which may be converted into Common-Stock equivalent units under this Plan shall not, when added to the Fair Market Value (at date of issuance) of any shares of Common Stock issued under the Company’s Restricted Stock Bonus Plan in payment of all or part of the balance of such award (exclusive of any bonus shares issued under the Restricted Stock Bonus Plan), exceed fifty percent (50%) of the total dollar value of such Bonus Plan award.

3.             Approval of Plan Administrator.  No Conversion Election shall be effective, and no portion of the participant’s Deferred Compensation Account shall actually be converted into Common Stock equivalent units, except to the extent such Conversion Election is approved by the Plan Administrator.

4.             Bonus Common Stock-Equivalent Units.  The deferred portion of any award converted into Common Stock-equivalent units may, in the Plan Administrator’s sole discretion, be credited, as a premium, with additional, bonus Common Stock-equivalent units (“bonus units”) equal to up to 50% of the number of Common Stock-equivalent units into which such portion is initially converted.

VI.          VALUATION OF DEFERRED COMPENSATION ACCOUNTS.  From time to time during the Deferral Period, the value of each Deferred Compensation Account shall be adjusted to reflect an investment return on the balance credited to such account, and such value and adjustments periodically shall be communicated to each participant.  Such periodic valuation shall be made as follows:

1.             Cash Balance.  The deferred portion of any award valued in cash shall be credited with interest, compounded annually, for each calendar year falling in whole or in part within the Deferral Period.  Such interest shall be at a per annum rate equal to the New York Reserve Bank discount rate in effect as of January 15 of each calendar year within the Deferral Period plus 1%.

2.             Common Stock-Equivalent Units.

(i)            The Common Stock-equivalent units (including bonus units) will be credited, at the time dividends are paid on outstanding shares of Common Stock, with an amount (“dividend-equivalent credits”) equal to the dividends which otherwise would be paid if the number of Common Stock-equivalent units in the participant’s Deferred Compensation Account were actually outstanding shares of Common Stock.

(ii)           Dividend-equivalent credits will be applied in the manner of a dividend reinvestment plan to purchase additional Common Stock-equivalent units valued at Fair Market Value on the applicable dividend payment date.

(iii)          If the employment of a participant terminates for any reason, other than by reason of Retirement, death, or Permanent Disability, then:

(a)           such participant shall no longer have any right, title or interest in any Common Stock-equivalent units which were credited as bonus units within three (3) years prior to the date of such termination or discharge, and such participant shall not be entitled to receive any payment with respect to such bonus units, and

(b)           the Plan Administrator shall have the right, exercisable at its discretion, to convert to cash any or all non-bonus Common Stock-equivalent units which were credited to the participant’s account within three (3) years prior to the date of such termination or discharge, at an amount equal to the lesser of the original award amount that was converted to these non-bonus Common Stock-equivalent units, and, an amount equal to the Fair Market Value per share of Common Stock on the date of such termination or discharge multiplied by the number of such Common Stock-equivalent units.

(iv)          After the Common Stock-equivalent units have been credited to the participant’s Deferred Compensation Account for a period of at least three (3) years, that participant may elect, pursuant to procedures determined by the Plan Administrator or by the committee or individual(s) to which such authority is delegated, to have all or a portion of those units converted into cash on the basis of the Fair Market Value (at date of conversion) of the shares of Common Stock represented by such units; provided, however, that participants may not make such an election if, at the time of the election, the participant is aware of material non-public inside information regarding the Company; and provided further that any such election must be made during the Company’s open trading window period.  Any portion so converted to cash shall begin to earn interest in accordance with Section VI.1. above and shall stop earning dividend-equivalent credits.

(v)           Any Common Stock-equivalent units credited to a participant’s Deferred Compensation Account shall automatically be converted into cash, on the basis of the Fair Market Value (at the date of conversion) of the shares of Common Stock represented by such units, upon the earlier of (A) the participant’s termination of employment with the Employer for any reason or (B) the expiration date of the Deferral Period in effect for such account pursuant to the participant’s prior election.  Any amounts so converted to cash shall begin to earn interest in accordance with Section VI.1. above.

(vi)          To the extent a participant’s Deferred Compensation Account was credited with Holdings Common Stock-equivalent units immediately prior to the New A&B Distribution, then immediately after the New A&B Distribution the number of those units shall be adjusted upward to the number of Matson, Inc. Common Stock-equivalent units determined by (a) multiplying the number of such units credited to the Deferred Compensation Account immediately prior to the New A&B Distribution by a fraction the numerator of which is the sum of the closing price per share of Holdings common stock as traded on an ex-distribution basis on the Distribution Date and the closing “when issued” price per share of the New A&B common stock on that same trading day and the denominator is the closing price per share of the Holdings common stock as traded on an ex-distribution basis on the Distribution Date and (b) rounding down any resulting fractional Holdings Common Stock-equivalent unit to the next whole such unit.  For purposes of applying the three (3)-year measurement periods set forth in Section VI.2(iii)(b) and Section VI.2(iv), the measurement period for each additional Common Stock-equivalent unit that results from the foregoing adjustment shall relate back to the date on which the original Common-Stock equivalent unit as to which that adjustment was made was initially credited to the participant’s Deferred Compensation Account.  In connection with the new A&B Distribution, Holdings will be renamed Matson, Inc. and after that date all references to Holdings in this Section V.2.(vi) shall be deemed a reference to Holdings so renamed.  Any Common Stock equivalent units credited to a participant’s Deferred Compensation Account after the date of the New A&B Distribution shall be measured in terms of the common stock of Matson, Inc. on each applicable valuation date under the Plan.

VII.         PAYMENT.  Upon the participant’s Separation from Service, each Deferred Compensation Account maintained for the participant shall be paid out either in installments or in a lump sum in accordance with the payment schedule irrevocably designated by the participant for that account in the Deferral Election form executed and filed by him/her in accordance with Section IV above; provided, however, that such payments shall not commence later than 60 days following the participant’s Separation from Service.  The Plan Administrator retains the sole discretion to determine when during the 60-day period the payment will be made.  Notwithstanding any other provision in this Plan to the contrary, any distribution scheduled to be made upon Separation from Service to a participant who is identified as a Key Employee as of the date he or she experiences a Separation from Service shall be delayed for a minimum of six months following the participant’s Separation from Service.  Any payment to a Key Employee delayed under this Plan shall commence on the first business day after the six-month anniversary of the participant’s Separation from Service and, during such six-month period, such payment shall be credited with interest at a rate computed using 120% of the short-term applicable federal rate for a semi-annual compounding period under Code Section 1274(d), applicable for the month in which the participant’s Separation from Service occurs, provided that such interest rate shall not exceed 120% of the long-term applicable federal interest rate under Code Section 1274(d).  The identification of a participant as a Key Employee shall be made by the Company, in its sole discretion, in accordance with the Key Employee definition in Section II of the Plan and sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

In the event that a participant, who is also a Key Employee, dies prior to the expiration of the six-month delay period described in this Article VII, the benefit which would have been otherwise distributed to the deceased participant shall be distributed to the participant’s beneficiary within 30 days following the participant’s death.  The Plan Administrator retains the sole discretion to determine when during the 30-day period the payment will be made.

VIII.       FUNDING.  Deferred Compensation Accounts shall not be funded and shall be maintained by the Employer only as book reserves.  The Employer’s obligation to pay such accounts as they become due and payable under the Plan shall be at all times an unfunded and unsecured obligation of the Employer, and the participants only shall have the status of general creditors with respect to the amounts credited to their accounts and shall look solely and exclusively to the general assets of the Employer for payment.

IX.          CHANGE IN CONTROL.  Notwithstanding any other provision of this Plan, upon the occurrence of a Change In Control, all Common Stock-equivalent units which previously were credited as bonus units shall immediately vest, the provisions of Section VI.2.(iii)(b) with respect to the conversion rights of the Company applicable to non-bonus Common Stock-equivalent units shall terminate, all outstanding Common Stock-equivalent units at the time credited to outstanding Deferred Compensation Accounts shall immediately be converted into cash on the basis of the higher of (i) the Fair Market Value of the Common Stock at the time of such Change of Control or (ii) the highest price paid per share of Common Stock in effecting the Change In Control, and the amount outstanding in each Deferred Compensation Account after such conversion shall be paid out in a single lump sum to the participants within thirty (30) days after such Change In Control, whereupon the Plan shall terminate, provided that such Plan termination complies with the requirements of Code Section 409A.

X.            BENEFICIARY DESIGNATIONS.  Each participant may file with the Plan Administrator a written designation of one or more primary beneficiaries and one or more contingent beneficiaries to whom payments otherwise due the participant under the Plan are to be made after his/her death, in such amounts and at such times as would have been made to the participant had he/she lived.  The written designation must be received by the Plan Administrator prior to the participant’s death.  Such payments shall be divided among the primary beneficiaries who survive the participant in such proportion as the participant shall direct in his/her written designation.  If no primary beneficiary survives the participant, such payment shall be divided among the contingent beneficiaries who survive the participant in such proportion as the participant shall direct in his/her written designation.  If no primary or contingent beneficiary survives the participant or is named by the participant, such payments shall be made to the participant’s estate.  At the discretion of the Plan Administrator, payments to the participant’s estate may be made in a lump sum equal to the total value of the participant’s account.  The participant may from time to time change his/her beneficiary designation by filing a new written designation with the Plan Administrator.  A beneficiary may not, under any circumstances, change the time and form of the payments due to them pursuant to this Plan.

XI.          CLAIMS PROCEDURES.

1.             Claims Procedure.  Any individual (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(i)            Initiation - Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

(ii)           Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.

(iii)          Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           A reference to the specific provisions of the Plan on which the denial is based,

(b)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(c)           An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(d)           A statement of the claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) Section 502(a) following an adverse benefit determination on review.

2.             Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(i)            Initiation - Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(ii)           Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(iii)          Timing of  Plan Administrator Response.  The  Plan Administrator shall respond to the claimant’s request for review within 60 days after receiving the request.  If the Plan Administrator determines that special circumstances require additional time for processing the request, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.

(iv)          Notice of Decision.  If the Plan Administrator affirms the denial of part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth the specific reason for the denial and a reference to the specific provisions of the Plan on which the denial is based.

3.             Authority.  In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan.  Any approval or denial shall be final and conclusive upon all persons.

4.             Exhaustion of Remedies.  Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (i) submitted a claim for benefits, (ii) been notified by the Plan Administrator that the benefits (or a portion thereof) are denied, (iii) filed a written request for a review of denial with the Plan Administrator, and (iv) been notified in writing that the denial has been affirmed.

XII.        INALIENABILITY.  No participant or beneficiary, or any other person having or claiming to have any interest of any kind or character in or under this Plan or in any of the Deferred Compensation Accounts or any part thereof or payment therefrom shall have the right to sell, assign, transfer, convey, hypothecate, anticipate, pledge or otherwise dispose of such interest (except for a qualified domestic relations order); and to the extent permitted by law, such interest shall not be subject to any liabilities or obligations of the participant or to any bankruptcy proceedings, creditor claims, attachment, garnishments, execution, levy or other legal process against such participant or his/her property.

XIII.       PLAN DURATION AND AMENDMENT.  The Plan shall become effective immediately upon the Distribution Date after adoption by the Board.  The Board may amend, modify or terminate the Plan at any time thereafter; provided, however, that no such action shall adversely affect the rights of participants with respect to their outstanding Deferral Elections under the Plan and the payment of their Deferred Compensation Accounts in accordance with those elections.

XIV.       NO EMPLOYMENT RIGHTS.  Nothing in the Plan shall confer upon any participant any right to continue in the Employer’s service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Employer or of the participant, which rights are hereby expressly reserved by each, to terminate the participant’s employment at any time for any reason, with or without cause, except to the extent such right is expressly limited by any written employment in effect between the Employer and such participant.

XV.         WITHHOLDING TAXES.  All amounts which become payable under the Plan shall be subject to the Employer’s collection of all applicable Federal, state and local income and employment taxes required to be withheld therefrom.

XVI.       GOVERNING LAW.  The provisions of the Plan shall, to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended (ERISA), be governed by and construed in accordance with the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.  The Plan shall also be construed in a manner that is consistent and compliant with Section 409A of the Code, and any regulations promulgated thereunder.  Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code.  All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Code Section 409A.  For purposes of Code Section 409A, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments.  The Employer does not guarantee or warrant the tax consequences of the Plan, and the participants shall in all cases be liable for any taxes due with respect to Plan.

XVII.     BINDING AGREEMENT.  This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the participants and their heirs, executors, administrators and legal representatives.

XVIII.    MISCELLANEOUS.

A.    The liabilities and obligations of the Employer hereunder shall be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Employer by merger, purchase or other transaction.

B.    All costs and expenses incurred in the administration of the Plan shall be borne by the Employer.

IN WITNESS WHEREOF, Matson, Inc. has caused this Plan to be executed by its duly authorized officers, effective as of the Effective Date.

MATSON, INC.

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